Exhibit 3.1

KULICKE AND SOFFA INDUSTRIES, INC.

BY-LAWS

As Amended and Restated on March 13, 2024

ARTICLE I-OFFICES
1. Registered office. The registered office of the Corporation shall be at:
1005 Virginia Drive
Ft Washington, PA 19034

2. Other Offices. The Corporation may also have offices at such other places as the Board of Directors may from time to time appoint or the business of the Corporation may require.

ARTICLE II-SEAL

1. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Pennsylvania.”

ARTICLE III-SHAREHOLDERS’ MEETING

1. Place of Meeting. Meetings of the shareholders shall be held at the office of the Corporation at 1005 Virginia Drive, Ft. Washington, PA or at such other place or places, either within or without the Commonwealth of Pennsylvania, as may from time to time be selected. If a meeting of the shareholders is held by means of the Internet or other electronic communications technology in a fashion pursuant to which the shareholders have the opportunity to read or hear the proceedings substantially concurrently with their occurrence, vote on matters submitted to the shareholders, pose questions to the Directors, make appropriate motions and comment on the business of the meeting, then such meeting need not be held at a particular geographic location.

2. Annual Meeting. The annual meeting of shareholders for the election of Directors and for the transaction of such other business as may properly come before said meeting shall be at such time as may be fixed by the Board of Directors each year. If the election of Directors shall not be held on the day designated herein therefor, the Board shall call a meeting forthwith for the election of Directors.

3. Voting. In all elections for directors cumulative voting shall be allowed. No share shall be voted at any meeting upon which any installment is due and unpaid.

4. Notice of Meetings. Except as provided in Section 1707 of the Pennsylvania Business Corporation Law of 1988, written notice of every meeting of shareholders shall be given in any manner permitted by law by or at the direction of the Secretary or such other person as is authorized by the Board of Directors to each shareholder of record entitled to receipt thereof, at least five days prior to the day named for the meeting, unless a greater period of notice is required by law in a particular case.

5. Judges of Election. In advance of any meeting of shareholders, the Board of Directors may appoint judges of election, who need not be shareholders, to act at such meeting or any adjournments thereof. If judges of election be not so appointed, the chairman of any such meeting may, and on the request of any shareholder or his proxy, shall make such appointment at the meeting. The number of judges shall be one or three. If appointed at a meeting on the request of one or more shareholders or proxies, the majority of shares present and entitled to vote shall determine whether one or three judges are to be appointed. On request of the chairman of the meeting, or of any shareholder or his proxy, the judges shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them. No person who is a candidate for office shall act as a judge.

6. Special Meetings. Special meetings of the shareholders may be called at any time by the Board of Directors, by the Chairman of the Board or by the President of the Corporation. Business transacted at all special meetings shall be confined to the objects stated in the call and matters germane thereto.

7. Advance Notice of Shareholder Business.
(a) Advance Notice of Shareholder Business at Annual Meetings.
i.Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the shareholders may be made at an annual meeting of shareholders only:
1.pursuant to the Corporation’s notice of meeting (or any supplement thereto),
2.by or at the direction of the Board of Directors, or
3.by any shareholder who was a shareholder of record of the Corporation at the time the notice provided for in this Section 7 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 7.
ii.For any nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to paragraph (a)(i)(3) of this Section 7, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation, and any such proposed business other than the nominations of persons for election to the Board of Directors must constitute a proper matter for shareholder action. To be timely, a shareholder’s notice must be delivered (and include all information required by these By-laws) to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder must be so delivered not later than the close of business on the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day a document is first filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act setting forth the date of such meeting. In no event shall any recess, adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of timely notice as described above and a shareholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth above.
iii.To be in proper form for purposes of this Section 7, the shareholder’s notice required by paragraph (a)(ii) of this Section 7 shall set forth:
1.as to each person whom the shareholder proposes to nominate for election as a director:
A.such person’s name, age, business address and, if known, residence address;
B.such person’s principal occupation or employment;
C.the class, series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such person;
D.a description of all direct and indirect compensation and other material monetary and non-monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Proposing Person (as defined below), on the one hand, and each proposed nominee and his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Proposing Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant;
E.any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as if the nominee had been nominated, or intended to be nominated, by the Board of Directors;
F.such person’s written consent to being named in the proxy statement (including the accompanying proxy card) as a nominee and to serving as a director if elected; and
G.such other information that the Board of Directors may request from the proposed director nominee in its sole discretion to determine the eligibility of such nominee to serve as a director of the Corporation.

2.as to any other business that the shareholder proposes to bring before the meeting, a reasonably brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these By-Laws the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made, and any other information concerning such matter that must be disclosed in proxy solicitations pursuant to Regulation 14A under the Exchange Act, as if the matter had been proposed, or intended to be proposed, by the Board of Directors;
3.as to each of (x) the shareholder giving the notice, (y) the beneficial owner or beneficial owners, if different, on whose behalf the notice is made, and (z) any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these By-Laws) of such shareholder or beneficial owner (each a “Proposing Person”):
A.the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records);
B.the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Persons, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future;
C.a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;
D.any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to give such Proposing Person economic risk similar to ownership of shares of any class or series of the Corporation, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Corporation, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Corporation (“Synthetic Equity Interests”), which Synthetic Equity Interests shall be disclosed without regard to whether (x) the derivative, swap or other transactions convey any voting rights in such shares to such Proposing Person, (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or (z) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions;
E.any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of the Corporation;
F.any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of the Corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Corporation (“Short Interests”);

G.any rights to dividends on the shares of any class or series of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation,
H.any performance related fees (other than an asset based fee) that such Proposing Person is entitled to based on any increase or decrease in the price or value of shares of any class or series of the Corporation, or any Synthetic Equity Interests or Short Interests, if any;
I.a representation that the Proposing Person that intends to solicit proxies in support of proposed nominees other than the Corporation’s nominees will, to the extent any such proxies are solicited, (x) solicit proxies from the holders of the Corporation’s outstanding capital stock representing at least 67% of the voting power of shares of capital stock entitled to vote on the election of directors, (y) include a statement to that effect in its proxy statement and/or the form of proxy and (z) otherwise comply with Rule 14a-19 promulgated under the Exchange Act;
J.any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; and
K.such other information that the Board of Directors may request in its sole discretion.
iv.A shareholder providing notice of a nomination or other business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to paragraph (a)(iii) of this Section 7 shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting (including any adjourned or postponed meeting), if practicable (or, if not practicable, on the first practicable date prior to the meeting). Notwithstanding the foregoing, if a Proposing Person no longer intends to solicit proxies in accordance with its representation pursuant to paragraph (a)(iii) of this Section 7, such Proposing Person shall inform the Corporation of this change by delivering a written notice to the Secretary of the Corporation at the principal executive offices of the Corporation not later than two (2) business days after making the determination not to proceed with a solicitation of proxies. The foregoing notice requirements of this Section 7 shall be deemed satisfied by a shareholder with respect to business other than a director nomination if the shareholder has notified the Corporation of his or her intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act (including Rule 14a-8) as may be amended from time to time and such shareholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.
v.Further notwithstanding the foregoing provisions of these By-laws, unless otherwise required by law, (x) no Proposing Person shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such Proposing Person has complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder with timely notice, and (y) if any Proposing Person (A) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act, including the provision to the Corporation of notices required thereunder with timely notice, and (C) no other Proposing Person has provided notice pursuant to, and in compliance with, Rule 14a-19 under the Exchange Act that it intends to solicit proxies in support of the election of such proposed nominee in accordance with Rule 14a-19(b) under the Exchange Act, then such proposed nominee shall be disqualified from nomination, and the Corporation shall disregard the nomination of such proposed nominee and no vote on the election of such proposed nominee shall occur. Upon request by the Corporation, if any Proposing Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Proposing Person shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting date, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

vi.Notwithstanding anything in the second sentence of paragraph (a)(ii) of this Section 7 to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting is increased effective as of the date of the annual meeting and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Section 7 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.
(b) Advance Notice of Shareholder Business at Special Meetings.
i.Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.
ii.Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (x) by or at the direction of the Board of Directors or any committee thereof, or (y) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder who is a shareholder of record at the time the notice provided for in paragraph (a)(ii) of this Section 7 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 7.
iii.In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the shareholder’s notice required by paragraph (a)(ii) of this Section 7 (and updated as necessary as required by paragraph (a)(iv) of this Section 7) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which a document is first filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act setting forth the date of the special meeting and the nominees proposed by the Board of Directors to be elected at such meeting.
(c) Advance Notice of Shareholder Business in General.
i.Only such persons who are nominated in accordance with the procedures set forth in this Section 7 shall be eligible to be elected at an annual or special meeting of shareholders of the Corporation to serve as directors, and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 7.
ii.Except as otherwise provided by law, the chairman of the meeting shall have the power and duty:
1.to determine whether a nomination, or any business proposed to be brought before the meeting, was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 7 (including whether the shareholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such shareholder’s nominee or proposal in compliance with such shareholder’s representation as required by paragraph (a)(iii)(3)(C) of this Section 7); and
2.if any proposed nomination or business was not made or proposed in compliance with this Section 7, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.
iii.Notwithstanding the foregoing provisions of this Section 7, unless otherwise required by law, if the shareholder (or a qualified representative of the shareholder) does not appear at the annual or special meeting of shareholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded, and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
iv.For purposes of this Section 7, to be considered a qualified representative of the shareholder, a person must be authorized by a writing executed by such shareholder to act for such shareholder as proxy at the meeting of shareholders and such person must upon request produce such writing at the meeting of shareholders.

v.Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.
vi.For purposes of this Section 7, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
vii.For purposes of this Section 7, no recess, adjournment or postponement of any meeting shall be deemed to commence a new time period for any notice required to be delivered by a shareholder pursuant to this Section 7; to be timely, such notice must be delivered within the periods set forth above with respect to the originally scheduled meeting.
viii.Notwithstanding the foregoing provisions of this Section 7, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder, including, but not limited to Rule 14a-19 of the Exchange Act, with respect to the matters set forth in this Section 7; provided, however, that any references in these By-Laws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 7 (including paragraphs (a) and (b) hereof), and compliance with paragraphs (a) and (b) of this Section 7 shall be the exclusive means for a shareholder to make nominations or submit other business (other than matters brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as it may be amended from time to time). If a shareholder fails to comply with any applicable requirements of the Exchange Act, including, but not limited to, Rule 14a-19 promulgated thereunder, such shareholder’s proposed nomination or proposed business shall be deemed to have not been made in compliance with these By-Laws and shall be disregarded. Nothing in this Section 7 shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act.

ARTICLE IV-DIRECTORS

1. Number and Term of Office. The number of Directors of the Corporation shall be not less than four nor more than eight and shall be divided into four classes. Upon the expiration of the term of each class, directors of that class shall be elected by the shareholders for four-year terms. The Board of Directors shall, from time to time, designate by resolution the number of directors which shall constitute the entire Board of Directors and the number of directors which shall constitute each class, which numbers shall remain in effect until modified or changed by the Board of Directors; provided, however, that the number of directors in each class shall be as nearly equal as possible and no change in the number of directors constituting the whole Board or any class of directors shall affect the incumbency or term of office of any incumbent director.

2. Vacancies. Vacancies in the Board of Directors shall be filled by a majority of the remaining members of the Board, though less than a quorum, and each person so elected shall be a director until the next selection of the class for which the director has been chosen, and until his successor has been selected and qualified or until his earlier death, resignation or removal.

3 .Resignations. Any director may resign at any time by giving written notice to the Board of Directors, the President or the Secretary. The resignation shall be effective upon receipt thereof or at such subsequent time as may be specified in the notice of resignation. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

4. Annual Meeting. Immediately after each annual election of directors, the Board of Directors shall meet for the purpose of organization, election of officers, and the transaction of other business at the place where such election of directors was held or at such place as the Board of Directors may designate. Notice of such meeting need not be given. In the absence of a quorum at said meeting, the same may be held at any other time and place which shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors.

5. Regular Meetings. Regular meetings of the Board shall be held at such time and place as shall be designated from time to time by the Board. Notice of such meetings need not be given. If the date fixed for any such regular meeting be a legal holiday under the laws of the State where such meeting is to be held, then the same shall be held on the next succeeding secular day not a legal holiday under the laws of said State, or at such other time as may be determined by resolution of the Board. At such meetings the directors may transact such business as may be brought before the meeting.

6. Special Meetings. Special meetings of the Board may be called by the Chairman of the Board, by the President or by two or more of the directors, and shall be held at such time and place as designated in the call for the meeting. Notice of such special meeting shall be given by or at the direction of the person or persons authorized to call such meeting to each director at least three days prior to the day named for the meeting. At such meetings the directors may transact such business as may be brought before the meeting.

7. Organization. Every meeting of the Board of Directors shall be presided over by the Chairman of the Board, if one has been selected and is present, and, if not, the President, or in the absence of the Chairman of the Board and the President, a chairman chosen by a majority of the directors present. The Secretary, or in his absence, a person appointed by the Chairman, shall act as secretary.

8. Compensation. The Board of Directors shall, from time to time, set the compensation to be received by the Directors, as such, which may be in such forms as the Board of Directors determine including, without limitation, fixed sums, expenses for attendance at meetings, quarterly or annual honorariums, the grant of stock options, and/or other payments in cash or in stock of this Corporation. Nothing herein contained shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

9. Committees. The Board of Directors may establish one or more Committees to consist of one or more directors of the Corporation. Any committee, to the extent provided by the Board of Directors, shall have and may exercise all of the powers and authority of the Board of Directors except that a committee shall not have any power or authority as to the following: (i) the submission to shareholders of any action requiring approval of shareholders under the Pennsylvania Business Corporation Law of 1988; (ii) the creation or filling of vacancies in the Board of Directors; (iii) the adoption, amendment or repeal of the By-Laws; (iv) the amendment or repeal of any resolution of the Board that by its term is amendable or repealable only by the Board; and (v) action on matters committed by the By-Laws or resolution of the Board of Directors to another committee of the Board.

10. Use of Conference Telephone Equipment. Unless the Board of Directors determines otherwise in a particular case, one or more persons may participate in any meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other; however, the use of such equipment is not a matter of right for any person. Participation in a meeting by means of such equipment shall constitute presence in person at such meeting.

11. Liability of Directors. Directors of this Corporation shall not be personally liable, as such, for monetary damages for any action taken, or failure to take any action, unless:
(a) The director has breached or failed to perform the duties of his office, and
(b) The breach or failure to perform constituted self- dealing, willful misconduct, or recklessness;
provided, however, that the provisions of this By-Law shall not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to local, State or Federal law. Neither the amendment nor repeal of this Section 11, nor the adoption of any provision of these By-Laws, nor, to the fullest extent permitted by the Pennsylvania Business Corporation Law of 1988, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

12. Indemnification.
(a) The Corporation shall and hereby agrees to indemnify any person (an “Indemnified Person”) who was or is a party or witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including without limitation one brought by or in the right of the Corporation (any of the foregoing, a “Proceeding”), by reason of the fact that the Indemnified Person is or was a director or officer of the Corporation, or is or was serving while a director or officer at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Person in connection with the Proceeding, except to the extent such indemnification is prohibited by applicable law.
(b) Expenses incurred by an Indemnified Person in defending a Proceeding or in connection with appearing as a witness in a Proceeding shall automatically be paid by the Corporation, without the need for action by the Board of Directors, in advance of the final disposition of the Proceeding upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amounts if it is ultimately determined that the Indemnified Person is not entitled to be indemnified by the Corporation.
(c) Notwithstanding anything in this Section 12 to the contrary, the Corporation is not obligated to either indemnify any person under this section or advance expenses under this section with respect to an action, suit or proceeding commenced by the person, other than mandatory counterclaims and affirmative defenses.
(d) The duties of the Corporation to indemnify and to advance expenses to an Indemnified Person as provided in this Section 12 are in the nature of a contract between the Corporation and the Indemnified Person, and an amendment or repeal of any provision of this Section 12 shall not alter, to the detriment of an Indemnified Person, the right of the Indemnified Person to the advancement of expenses or indemnification related to a claim based on an act or failure to act that took place prior to the amendment or repeal or the termination of the service of the Indemnified Person as a director or officer, whichever is earlier.
(e) The Corporation may indemnify employees and agents of the Corporation, and advance expenses to them, on the same basis as provided in this Section 12 for directors and officers, as the Board of Directors may from time to time determine or authorize.
(f) The indemnification provided by this Section 12 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any other By-Law, agreement, vote of shareholders or disinterested directors of otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. If the Pennsylvania Business Corporation Law of 1988 is amended to permit a Pennsylvania corporation to provide greater rights to indemnification and advancement of expenses for its directors and officers than the express terms of this Section 12, this section shall be construed to provide for those greater rights.

ARTICLE V-OFFICERS

1. General. The officers of the Corporation shall be a President, a Secretary and a Treasurer, and may include one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as the Board of Directors may authorize from time to time.

2. Compensation. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

3. Election and Term of Office. The officers of the Corporation shall be elected or appointed by the Board of Directors and each shall serve at the pleasure of the Board.

4. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors, the President or the Secretary. The registration shall be effective upon receipt thereof or at such subsequent time as may be specified in the notice of resignation. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

5. Chairman of the Board. The Chairman of the Board shall not be a current or former executive officer of the Corporation. He or the Vice Chairman, if any, shall preside at all meetings of the shareholders and directors, shall see that all orders and resolutions of the Board are carried into effect, subject, however, to the right of the directors to delegate any specific powers, except such as may be by statute exclusively conferred on the chief executive officer, to any other officer or officers of the Corporation and shall perform such other duties as may from time to time be requested by the Board of Directors.

6. The President. The President shall be the chief executive officer of the Corporation. He shall have general and active management of the business of the Corporation, subject, however, to the control of the Board of Directors, shall have the power to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors, or by these By-Laws, to some other officer or agent of the Corporation and he shall also have such authority and perform such duties as from time to time shall be prescribed by the Board or delegated to him by the Chairman of the Board.

7. The Vice Presidents. In the absence or disability of the President or when so directed by the Chairman of the Board or the President, any Vice President designated by the Board of Directors may perform all the duties of the President, and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the President; provided, however, that no Vice President shall act as a member of or as chairman of any committee of the Board of which the President is a member or chairman by designation or ex-officio, unless such Vice President is a member of the Board of Directors and has been designated expressly by the Board as the alternate to the President for purposes of service on such committee. The Vice Presidents shall perform such other duties as from time to time may be assigned to them respectively by the Board, the Chairman of the Board or the President.

8. The Secretary. The Secretary shall record all the votes of the shareholders and of the directors and the minutes of the meetings of the shareholders and of the Board of Directors in a book or books to be kept for that purpose and shall perform like duties for all committees of the Board of Directors when required; he shall see that notices of meetings of the Board and shareholders are given and that all records and reports are properly kept and filed by the Corporation as required by law; he shall be the custodian of the seal of the Corporation and shall see that it is affixed to all documents to be executed on behalf of the Corporation under its seal; and, in general, he shall perform all duties incident to the office of Secretary, or such other duties as may from time to time be assigned to him by the Board, the Chairman of the Board or the President.

9. Assistant Secretaries. In the absence or disability of the Secretary or when so directed by the Secretary, any Assistant Secretary may perform all the duties of the Secretary, and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Secretary. The Assistant Secretaries shall perform such other duties as from time to time may be assigned to them respectively by the Board of Directors, the Chairman of the Board, the President, or the Secretary.

10. The Treasurer. The Treasurer shall have charge of all receipts and disbursements of the Corporation and shall have or provide for the custody of its funds and securities; he shall have full authority to receive and give receipts for all money due and payable to the Corporation, and to endorse checks, drafts, and warrants in its name and on its behalf and to give full discharge of the same; he shall deposit all funds of the Corporation, except such as may be required for current use, in such banks or other places of deposit as the Board of Directors or officers designated by the Board of Directors may from time to time designate; he shall render to the President, the Chairman of the Board and the Directors, at the regular meetings of the Board, or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the Corporation; and, in general, he shall perform all duties incident to the office of Treasurer and such other duties as may from time to time be assigned to him by the Board, the Chairman of the Board or the President.

11. Assistant Treasurers. In the absence or disability of the Treasurer or when so directed by the Treasurer, any Assistant Treasurer may perform all the duties of the Treasurer, and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Treasurer. The Assistant Treasurers shall perform such other duties as from time to time may be assigned to them respectively by the Board of Directors, the Chairman of the Board, the President, or the Treasurer.

12. Liability of Officers. Officers of this Corporation shall not be personally liable, as such, for monetary damages for any action taken, or failure to take any action, unless:
(a) The officer has breached or failed to perform the duties of his office, and
(b) The breach or failure to perform constituted self- dealing, willful misconduct, or recklessness;

provided, however, that the provisions of this By-Law shall not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to local, State or Federal law. Neither the amendment nor repeal of this Section 12, nor the adoption of any provision of these By-Laws, nor, to the fullest extent permitted by the Pennsylvania Business Corporation Law of 1988, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former officer of the Corporation existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VI-SHARE CERTIFICATES; TRANSFER

1. Certificated and Uncertificated Shares. All shares of each class and series may be certificated or uncertificated, except as may be otherwise expressly provided in the terms of a particular class or series, as provided by Pennsylvania Business Corporation Law. Any certificated shares shall remain certificated until the certificate representing such shares is surrendered to the corporation. Every holder of shares represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by the Chairman of the Board or the President and by the Secretary or an Assistant Secretary of the Corporation, but such signatures may be facsimiles, engraved or printed. In case any officer who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer because of death, resignation, or otherwise, before the certificate is issued, it may be issued by the Corporation with the same effect as if the officer had not ceased to be such at the date of its issue.

2. Transfer of Shares. Transfers of shares shall be made on the books of the Corporation by the holder of record thereof or by an attorney lawfully constituted in writing and, if certificated, upon surrender of the certificates therefor, endorsed by the person named in the certificate. No transfer shall be made inconsistent with the provisions of 13 Pa.C.S. Div. 8 (relating to investment securities), as amended or supplemented from time to time.

3. Lost or Destroyed Share Certificates. Any person claiming a share certificate to be lost or destroyed shall make an affidavit or affirmation of that fact and advertise the same in such manner as the Board of Directors may require, and shall give the Corporation a bond of indemnity with sufficient surety to protect the Corporation or any person injured by the issue of a new certificate from any liability or expense which it or they may incur by reason of the original certificate remaining outstanding, whereupon a new certificate may be issued of the same tenor and for the same number of shares as the one alleged to be lost or destroyed, but always subject to the approval of the Board of Directors.

ARTICLE VII-FORUM SELECTION

1. Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the state court of the Commonwealth of Pennsylvania in and for Philadelphia County, the Court of Common Pleas, shall be the sole and exclusive forum, to the fullest extent permitted by law, for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of a breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or its shareholders; (c) any action or proceeding brought under Subchapter 15D (relating to dissenters rights) of the Pennsylvania Business Corporation Law of 1988; (d) any action or proceeding brought under Subchapter 17G (relating to judicial supervision of corporate action) of the Pennsylvania Business Corporation Law of 1988; (e) any action or proceeding brought under Chapter 25 (relating to registered corporations) of the Pennsylvania Business Corporation Law of 1988; or (f) any action or proceeding asserting a claim against the Corporation, or any director, officer or other employee of the Corporation (1) arising under any provision of the Pennsylvania Business Corporation Law of 1988, the Articles of Incorporation of the Corporation or these By-Laws or (2) governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and consented to this Section 1.

ARTICLE VIII-MISCELLANEOUS

1. Borrowing, etc. No officer, agent or employee of the Corporation shall have any power or authority to borrow money on its behalf, to pledge its credit, or to mortgage or pledge its real or personal property, except within the scope and to the extent of the authority delegated by resolution of the Board of Directors. Authority may be given by the Board for any of the above purposes and may be general or limited to specific instances.

2. Deposits and Investments. All funds of the Corporation shall be deposited from time to time to the credit of the Corporation in such banks, trust companies, or other depositaries, or invested in such manner, as the Board of Directors or an officer designated by the Board of Directors may approve or designate, and all such funds shall be withdrawn only upon checks signed by, and all such investments shall be disposed of only by, such officers or employees as the Board or an officer designated by the Board of Directors shall from time to time determine.

3. Fiscal Year. Effective with the fiscal quarter which begins on October 1, 2005, the Corporation’s fiscal year shall consist of 52 or 53 weeks and shall end on the Saturday closest to September 30 of each year. Each of the first three fiscal quarters in each fiscal year shall end on the Saturday that is 13 weeks after the end of the immediately preceding fiscal quarter. The fourth fiscal quarter in each fiscal year shall end on the Saturday closest to September 30.

4. Non-applicability of Certain Provisions of Law. The provisions of Subchapter G and H of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, and any corresponding provisions of succeeding law, shall not be applicable to the Corporation.

ARTICLE IX-AMENDMENTS

1. These By-Laws may be amended or repealed, or new By-Laws may be adopted, either (i) by vote of the shareholders at any duly organized annual or specific meeting of shareholders, or (ii) with respect to those matters that are not by statute committed exclusively to the shareholders and regardless of whether the shareholders have previously adopted or approved the By-Law being amended or repealed, by the Board of Directors. Any change in these By-Laws shall take effect when adopted unless otherwise provided in the resolution effecting the change. No provision of these By-Laws shall vest any property right in any shareholder as such.